Wizzard Shareholders Approve FAB Acquisition

PITTSBURGH--(BUSINESS WIRE)--Wizzard Software Corporation (NYSE MKT: WZE), the world’s leading podcast network, today announced that it held its annual shareholder meeting on July 30th at which time the proxy voting results were announced.

80% of the total outstanding shares were represented and a quorum was reached. 95% of the shares voted were cast in favor of the acquisition of FAB and the addition of FAB’s founder and CEO to the Board of Directors. All other proxy items were approved by the shareholders as well.

In total, six proxy items were approved by shareholders. Wizzard plans to announce the record date for the spin off of its healthcare operations imminently and to close the FAB acquisition in the upcoming weeks.

“We are very excited that a large majority of our shareholders have voted overwhelmingly in favor of the recommendations of the board of directors,” said Chris Spencer, Wizzard CEO. “In my opinion, this clearly demonstrates our shareholder’s positive support for our acquisition strategy and global media distribution expansion plans. I expect we will see the same level of support from our shareholders for our aggressive growth strategy. We believe this acquisition will propel us to the forefront of digital media distribution for the rapidly growing mobile consumer market and give us a better opportunity to attract institutional investors with a focus on international media companies with strong cash-flow and substantial fundamental growth potential.”

The acquisition of FAB by Wizzard and the appointment of FAB’s representatives to Wizzard’s Board of Directors are subject to approvals by each company’s shareholders and the satisfaction of customary closing conditions and regulatory approvals both in the U.S. and China. For additional information on FAB please click here or visit www.wizzardsoftware.com/fab.php.

About Wizzard Software:

Wizzard Software provides podcast publishers with distribution and monetization services. Our clients include Microsoft, National Geographic, Harvard Business Review, NPR and more than 10,000 others who use Wizzard Media products to measure their podcast audience, deliver popular audio and video entertainment and monetize their content through advertising and App sales and subscriptions. In 2011, the Wizzard Media Network received well over 1.64 billion podcast requests from approximately 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Windows Phones, Windows Media Center, Androids and many other devices and destinations. We are part of a publicly held, Pittsburgh based company with thousands of shareholders and a world-class team. Visit us on the web at www.wizzardsoftware.com/media, email us at contact@wizzard.tv.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

Contacts

Arthur Douglas and Associates

Art Batson, 407-478-1120